DEAN HELLER                                           Entity #
Secretary of State                                    C21012-2000
202 North Carson St.                                  Document Number
Carson City, NV 89701-4299                            20050360490-69
(775) 684-5708 Website: secretaryofstate.biz          Date Filed
                                                      8/30/2005 10:35:11 PM
                                                      In the office of
                                                      /s/ Dean Heller
                                                      Dean Heller
                                                      Secretary of State

                            Certificate of Amendment
                       (PURSUANT TO NRS 78.385 and 78.390)


              Certificate of Amendment to Articles of Incorporation
                         For Nevada Profit Corporations
          (Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)


1.       Name of Corporation: Green Mt. Labs., Inc.

2. The articles have been amended as follows (provide article numbers, if available):

         Article #1 - is amended to read:

                  "The name of the corporation is Hydrogen Engine Center, Inc."

         Article #3 - is amended by adding the following paragraph:

                  "SHARES: The number of shares the corporation is authorized to issued is 100,000,000 shares of common stock, par value $0.001 per share, and 10,000,000 shares of preferred stock, par value $0.001 per share. Preferred shares may be issued from time to time in one or more series in the discretion of the board of directors. The board has the authority to establish the number of shares to be included in each such series, and to fix the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations and restrictions thereof."

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation have voted in favor of the amendment is: 832,180 shares (82.7%) voting for (by written consent) and zero shares voting against.

4. Officer Signature (Required):

  /s/ G. Williams
------------------------------------
          Geoff Williams, President

* If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless of limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and remit the proper fees may cause this filing to be rejected.